OFFICER CERTIFICATE

UBS-Barclays Commercial Mortgage Trust
Commercial Mortgage Pass-Through Certificates
Series 2012-C3

March 1, 2013

Pursuant to the requirements of that certain Pooling and Servicing Agreement (the "Agreement"), it is hereby certified that on behalf of PNC Bank, National Association d/b/a Midland Loan Services as successor by merger to Midland Loan Services, Inc. (the "Servicer"),

(i) a review of the Servicer's activities during the calendar year 2012 (the "Reporting Period") and of its performance under the Agreement has been made under the undersigned officer's supervision;

(ii) to the best of the undersigned officer's knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period or, if there has been a failure to fulfill any such obligation in any material respect, each such failure known to the undersigned officer and the nature and status thereof are set forth below; and

Nature and Status of Failures: None.

PNC BANK, NATIONAL ASSOCATION

d/ba MIDLAND LOAN SERVICES

Steven W. Smith

Executive Vice President

Member of The PNC Financial Services Group

10851 Mastin Boulevard Overland Park, Kansas 66210

800-327-8083

www.pnc.com/midland